Exhibit 99.1

PRESS RELEASE

CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Annual Operating and Financial Results; Increases Quarterly Cash Distribution to $0.715 Per Unit; and Provides Guidance for 2009

TULSA, OKLAHOMA, January 28, 2009 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported records for tons produced, tons sold and revenues for the year ended December 31, 2008 (the “2008 Period”). After normalizing for the non-recurring synfuel benefits realized in 2007, ARLP also reported record EBITDA for the 2008 Period. (For a definition of EBITDA and related reconciliations to GAAP, please see the end of this release).

ARLP also announced that the Board of Directors of its managing general partner (the “Board”) increased the cash distribution to unitholders for the quarter ended December 31, 2008 (the “2008 Quarter”) to $0.715 per unit (an annualized rate of $2.86 per unit), payable on February 13, 2009 to all unitholders of record as of the close of trading on February 6, 2009. The announced distribution represents a 22.2% increase over the cash distribution of $0.585 for the quarter ended December 31, 2007 (the “2007 Quarter”) and a 2.1% increase over the third quarter 2008 cash distribution of $0.70 per unit.

“For the eighth consecutive year, ARLP posted new records for coal sales, production volumes and revenues,” said Joseph W. Craft III, President and Chief Executive Officer. “With a solid customer base, substantial coal supply commitment levels, visible cash flow growth and ample liquidity, ARLP is well positioned to build on this strong performance in 2009. While we are pleased with our results and optimistic about ARLP’s future, we are also well aware of the near term challenges caused by the current global recession. The depth of the economic decline and the resulting impact on coal demand and prices has been greater than we previously anticipated. It now appears ARLP’s coal price realizations for 2009 and beyond will be lower than previously expected. Fortunately, we have substantial future production committed under contracts at price levels that should allow ARLP to achieve substantial growth over 2008 results. Predicting future coal prices is, however, currently very difficult. The uncertain demand requirements combined with the evolving supply response have resulted in a lack of new contracts for physical deliveries of coal and, thus, any reliable price discovery to anticipate the future coal price curve. ARLP expects the coal markets to remain volatile until we see signs of an economic rebound”.

“In this environment,” Mr. Craft continued, “the Board believes the most prudent course of action is to temporarily moderate management’s previously stated goals for unitholder distribution growth. We will continue to monitor the markets and economy and, as circumstances warrant, will be prepared to reassess our views in the coming quarters. Although we are faced with challenges

-MORE-

and uncertainty, ARLP continues to anticipate significant cash flow growth in 2009 and beyond and remains committed to its long-stated objective of providing our unitholders with one of the highest distribution growth rates while maintaining one of the strongest distribution coverage ratios in the MLP sector.”

Consolidated Financial Results

Three Months Ended December 31, 2008 Compared to Three Months Ended December 31, 2007

For the 2008 Quarter, ARLP reported net income of $25.2 million, or $0.32 of net income per diluted limited partner unit, compared to net income of $39.9 million, or $0.76 of net income per diluted limited partner unit, for the 2007 Quarter. EBITDA for the 2008 Quarter was $62.8 million, compared to EBITDA of $64.6 million in the 2007 Quarter. Comparative results for the 2008 Quarter reflect the loss of synfuel-related benefits realized in the 2007 Quarter of approximately $3.6 million and $3.8 million for net income and EBITDA, respectively. (For a definition of EBITDA and related reconciliations to GAAP, please see the end of this release.)

Revenues for the 2008 Quarter increased 23.2% to a record $310.9 million, compared to $252.4 million for the 2007 Quarter. Increased revenues in the 2008 Quarter were primarily due to a record average coal sales price of $42.15 per ton sold as well as higher coal sales volumes, which rose 15.1% to 7.0 million tons. Other sales and operating revenues increased slightly in the 2008 Quarter despite the loss of $3.3 million in synfuel-related other operating revenues realized in the 2007 Quarter.

Operating expenses in the 2008 Quarter increased to $218.6 million, compared to $163.3 million in the 2007 Quarter, primarily as a result of higher coal production and sales volumes as well as increased labor and labor-related expenses, materials and supply costs, maintenance costs, and regulatory compliance costs.

Financial results for the 2008 Quarter were also impacted by higher outside coal purchases, which increased to $9.3 million, compared to $4.4 million in the 2007 Quarter, as ARLP continued to purchase coal to take advantage of attractive spot and export coal market opportunities. Depreciation, depletion and amortization also increased in the 2008 Quarter to $31.0 million, compared to $22.3 million in the 2007 Quarter, as a result of continuing capital expenditures throughout 2008 related to infrastructure improvements, efficiency projects, reserve acquisitions and expansion of production capacity. In addition, interest expense increased $4.8 million in the 2008 Quarter to $7.8 million due to ARLP’s $350 million private placement of debt in June 2008.

Financial results for the 2008 Quarter benefited from higher interest income, which increased $1.0 million to $1.3 million due to investment of debt proceeds, and reduced general and administrative costs, which fell by $2.1 million to $9.0 million primarily as a result of lower incentive compensation expenses.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

For the 2008 Period, ARLP reported records for tons produced, tons sold and revenues. Revenues for the 2008 Period rose 11.9% to $1.16 billion and coal sales volumes increased 9.9% to 27.2 million tons, compared to $1.03 billion and 24.7 million tons for the year ended December 31, 2007 (the “2007 Period”), respectively. Increased coal sales in the 2008 Period more than offset the decline in other sales and operating revenues resulting from the loss of $24.8 million in synfuel-related other operating revenues realized in the 2007 Period.

-MORE-

Net income for the 2008 Period was $134.2 million, or $2.41 of net income per diluted limited partner unit, compared to net income of $170.4 million, or $3.05 of net income per diluted limited partner unit, for the 2007 Period. ARLP reported EBITDA for the 2008 Period of $257.8 million, compared to EBITDA of $267.0 million for the 2007 Period. Comparative results for the 2008 Period reflect the loss of synfuel-related benefits realized in the 2007 Period of approximately $28.5 million and $31.3 million for net income and EBITDA, respectively. (For a definition of EBITDA and related reconciliations to GAAP, please see the end of this release.)

Financial results for the 2008 Period, compared to the 2007 Period, were also impacted by increased operating expenses, outside coal purchases, depreciation, depletion and amortization and interest expense, as discussed above. In addition, increased staffing levels and incentive compensation expenses resulted in higher general and administrative costs, which increased to $37.2 million in the 2008 Period compared to $34.5 million in the 2007 Period.

ARLP’s capital expenditures for the 2008 Period totaled $206.3 million, including approximately $77.7 million in maintenance capital. Major investments during 2008 included expansion of production capacity at the Warrior and Elk Creek mining complexes, infrastructure improvements at the Warrior and Gibson County mining complexes, acquisition of coal reserves and leasehold interests, and continuing mine development at the River View and Tunnel Ridge growth projects. The balance of capital expenditures in the 2008 Period related primarily to various infrastructure improvements and efficiency projects at other operations.

Regional Results and Analysis

	Illinois Basin		Central Appalachia		Northern Appalachia		Total (3)
	2008 Qtr	2007 Qtr	2008 Qtr	2007 Qtr	2008 Qtr	2007 Qtr	2008 Qtr	2007 Qtr
Tons sold (millions)	5.238	4.420	0.907	0.847	0.806	0.771	6.951	6.038
Coal sales price per ton (1)	$36.31	$34.03	$61.42	$57.23	$58.48	$49.08	$42.15	$39.20
Segment Adjusted EBITDA Expense per ton (2)	$27.85	$22.59	$46.32	$42.03	$44.24	$36.44	$32.76	$27.73
Segment Adjusted EBITDA (millions) (2)	$44.6	$54.0	$13.8	$12.9	$12.6	$10.7	$71.8	$75.7

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to GAAP, please see the end of this release.
(3)	Total includes other, corporate and eliminations.

Increased coal sales in all operating regions drove ARLP’s coal sales volumes higher to 7.0 million tons in the 2008 Quarter, compared to 6.0 million tons in the 2007 Quarter. Coal sales volumes in the Illinois Basin increased 18.5% during the 2008 Quarter to 5.2 million tons, compared to the 2007 Quarter, primarily as a result of recent expansions of production capacity at the Elk Creek and Warrior mines and increased production at the Dotiki and Gibson mines. In the Central Appalachian region, increased production and sales of purchased tons resulted in higher coal sales volume during the 2008 Quarter, compared to the 2007 Quarter. The Northern Appalachian region also benefited from increased sales of purchased tons in response to attractive opportunities in the spot and export coal markets.

Total average coal sales price per ton for the 2008 Quarter increased 7.5% over the 2007 Quarter to a record $42.15 per ton sold as ARLP continued to benefit from improved contract pricing

-MORE-

across all operating regions. In addition, average coal sales prices per ton in the Central Appalachian and Northern Appalachian regions rose due to the previously mentioned sales into higher priced spot and export markets during the 2008 Quarter.

Total Segment Adjusted EBITDA Expense per ton increased 18.1% during the 2008 Quarter to $32.76 per ton sold, compared to the 2007 Quarter. As previously discussed, all of ARLP’s operating regions experienced increased labor expenses, materials and supply costs (particularly steel, power, and other consumables) and maintenance costs, as well as reduced productivity and higher compliance costs associated with more stringent regulatory enforcement. Expenses related to our River View and Tunnel Ridge organic growth projects also contributed to the increase in the 2008 Quarter. (For a definition of Segment Adjusted EBITDA and reconciliation to GAAP, please see the end of this release.)

Outlook

Commenting on ARLP’s outlook, Mr. Craft said, “Notwithstanding the inherent difficulties in predicting coal supply/demand and pricing created by the current economic turmoil, based on existing coal supply contracts and ongoing discussions with customers, it is clear to us that production from our River View and Tunnel Ridge projects is needed to meet market demand over the long term and ARLP remains committed to development of these mining complexes. With respect to our Gibson South and Penn Ridge mines, development of these projects continues to be market dependent. Unfortunately, current market conditions coupled with ARLP’s strategy of disciplined growth supported by committed market demand leaves the timing of these projects open ended,” Mr. Craft added. “We continue to be positive in our outlook for sustainable growth in ARLP’s cash flow and currently anticipate ARLP’s EBITDA per ton will improve by 40% to 60% in 2009 compared to 2008. With a significant portion of our production committed and priced, we also expect that ARLP will experience year-over-year growth in 2010. The rate of growth beyond 2009, however, will be dependent on general economic and coal market conditions as well as coal pricing and cost dynamics existing at that time.”

Based on current estimates and construction schedules, total capital expenditures, including maintenance capital expenditures, for 2009 are currently estimated in a range of $430.0 to $480.0 million. These estimated capital expenditures include investments for the continuing development of the River View and Tunnel Ridge mines, facilities upgrades and infrastructure improvements at the Warrior and Dotiki mining complexes, and various infrastructure and efficiency projects at various operations. ARLP is currently estimating maintenance capital expenditures of approximately $3.90 per ton produced. Actual capital expenditures in 2009 may vary due to acceleration or delays in anticipated construction schedules. In addition, actual maintenance capital per ton incurred in any given period may vary by +/- 20% due to the inherently cyclical nature of maintenance activities. As a result of these estimated capital expenditures, ARLP expects depreciation expense to increase to a range of $127.0 to $131.0 million in 2009, compared to $105.3 million in 2008.

ARLP is currently anticipating coal production for 2009 in a range of 28.5 to 29.0 million tons. Production from existing operations is expected to increase in 2009 by approximately 2% to 4% over 2008 levels, with the balance dependent on the timing of initial production from River View and Tunnel Ridge. ARLP currently has more than 90% of its estimated 2009 coal production contractually priced. ARLP has also secured sales commitments for approximately 25.3 million tons, 22.9 million tons and 16.2 million tons in 2010, 2011 and 2012, respectively, of which approximately 1.5 million tons, 1.5 million tons and 2.5 million tons currently remain open to market pricing in 2010, 2011 and 2012, respectively.

-MORE-

Based on current estimates for coal production and coal sales prices, ARLP is anticipating 2009 revenues will increase by approximately 22% to 30% to a range of $1.36 to $1.44 billion, excluding transportation revenues. With respect to operating expenses, while ARLP currently anticipates certain expense categories will decline on a per ton basis in 2009, total operating expenses per ton are expected to continue to increase, although at a more moderate rate of increase than experienced over the last few years.

For 2009, ARLP is estimating EBITDA will increase approximately 55% to 70% over 2008 results to a range of $400.0 to $440.0 million and net income will increase approximately 83% to 112% to a range of $240.0 to $280.0 million. (For a definition of EBITDA and related reconciliations to GAAP, please see the end of this release.)

A conference call regarding ARLP’s 2008 Quarter financial results is scheduled for today at 10:00 a.m. Eastern. To participate in the conference call, dial (800) 597-1926 and provide pass code 67031060. International callers should dial (617) 597-5525. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 94750546. International callers should dial (617) 801-6888.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s only publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with operations in all major eastern coalfields. ARLP currently operates eight underground mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia. We are constructing mining complexes in Kentucky and West Virginia, and also operate a coal loading terminal on the Ohio River at Mt. Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

***

-MORE-

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations or breaches to existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon emissions, and other factors; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risk associated with major mine-related accidents, such as mine fires or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; coal market’s share of electricity generation; prices of fuel that compete with or impact coal usage, such as oil or natural gas; legislation, regulatory and court decisions and interpretations thereof, including but not limited to issues related to climate change; the impact from provisions of The Energy Policy Act of 2005; the impact from provisions of or changes in enforcement activities associated with the Mine Improvement and New Emergency Response Act of 2006 as well as any subsequent federal or state legislation or regulations; replacement of coal reserves; a loss or reduction of the direct or indirect benefits from certain state and federal tax credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2007, filed on February 29, 2008 with the SEC and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, filed on November 7, 2008 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Tons sold	6,951	6,038	27,170	24,725
Tons produced	6,536	5,991	26,429	24,269

SALES AND OPERATING REVENUES:
Coal sales	$293,016	$236,708	$1,093,059	$960,354
Transportation revenues	11,407	9,265	44,755	37,688
Other sales and operating revenues	6,524	6,455	18,735	35,292

Total revenues	310,947	252,428	1,156,549	1,033,334

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	218,552	163,271	801,854	685,085
Transportation expenses	11,407	9,265	44,755	37,688
Outside coal purchases	9,326	4,359	23,776	21,969
General and administrative	9,042	11,109	37,176	34,479
Depreciation, depletion and amortization	30,981	22,288	105,278	85,310
Gain on sale of coal reserves	—	—	(5,159)	—
Net gain from insurance settlement and other	—	—	(2,790)	(11,491)

Total operating expenses	279,308	210,292	1,004,890	853,040

INCOME FROM OPERATIONS	31,639	42,136	151,659	180,294

Interest expense	(7,773)	(2,959)	(22,145)	(11,656)
Interest income	1,314	328	3,727	1,704
Other income	177	196	875	1,385

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	25,357	39,701	134,116	171,727
INCOME TAX EXPENSE (BENEFIT)	153	(125)	(480)	1,669

INCOME BEFORE MINORITY INTEREST	25,204	39,826	134,596	170,058
MINORITY INTEREST (EXPENSE)	(24)	102	(420)	332

NET INCOME	$25,180	$39,928	$134,176	$170,390

GENERAL PARTNERS’ INTEREST IN NET INCOME	$13,366	$7,198	$45,697	$31,310

LIMITED PARTNERS’ INTEREST IN NET INCOME	$11,814	$32,730	$88,479	$139,080

BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.32	$0.77	$2.42	$3.07

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.32	$0.76	$2.41	$3.05

DISTRIBUTIONS PAID PER COMMON UNIT	$0.70	$0.56	$2.53	$2.20

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	36,613,458	36,550,659	36,604,707	36,548,150

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	36,728,262	36,825,948	36,769,883	36,800,212

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$244,875	$1,118
Trade receivables	87,922	92,667
Other receivables	6,018	3,399
Due from affiliates	—	139
Inventories	26,510	26,100
Advance royalties	3,200	4,452
Prepaid expenses and other assets	10,070	9,099

Total current assets	378,595	136,974

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,085,214	948,210
Less accumulated depreciation, depletion and amortization	(468,784)	(427,572)

Total property, plant and equipment, net	616,430	520,638

OTHER ASSETS:
Advance royalties	23,828	25,974
Other long-term assets	11,787	18,137

Total other assets	35,615	44,111

TOTAL ASSETS	$1,030,640	$701,723

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$63,236	$46,392
Due to affiliates	706	1,343
Accrued taxes other than income taxes	11,195	11,091
Accrued payroll and related expenses	20,555	15,180
Accrued interest	3,454	3,826
Workers’ compensation and pneumoconiosis benefits	9,377	8,124
Current capital lease obligation	351	377
Other current liabilities	11,911	6,754
Current maturities, long-term debt	18,000	18,000

Total current liabilities	138,785	111,087

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	440,000	136,000
Pneumoconiosis benefits	31,436	29,392
Accrued pension benefit	19,952	—
Workers’ compensation	47,828	44,150
Asset retirement obligations	56,204	54,903
Due to affiliates	420	1,295
Long-term capital lease obligation	784	1,135
Minority interest	927	507
Other liabilities	5,039	6,037

Total long-term liabilities	602,590	273,419

Total liabilities	741,375	384,506

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Limited Partners—Common Unitholders 36,613,458 and 36,550,659 units outstanding, respectively	604,998	607,777
General Partners’ deficit	(295,834)	(290,669)
Accumulated other comprehensive income (loss)	(19,899)	109

Total Partners’ capital	289,265	317,217

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,030,640	$701,723

-MORE-

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2008	2007
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$261,041	$244,012

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(176,482)	(119,590)
Changes in accounts payable and accrued liabilities	10,046	(7,094)
Proceeds from sale of property, plant and equipment	2,708	6,770
Proceeds from sale of coal reserves	7,159	—
Proceeds from insurance settlement for replacement assets	—	2,511
Proceeds from marketable securities	—	260
Payment for acquisition of coal reserves and other assets	(29,800)	(53,309)
Advances on Gibson rail project	—	(8,212)
Receipts of prior advances on Gibson rail project	2,244	—

Net cash used in investing activities	(184,125)	(178,664)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	350,000	—
Borrowings under revolving credit facilities	88,850	195,650
Payments under revolving credit facilities	(116,850)	(167,650)
Payments on capital lease obligation	(377)	(339)
Payment on long-term debt	(18,000)	(18,000)
Payment of debt issuance costs	(1,721)	(264)
Cash contributions by General Partners	866	904
Distributions paid to Partners	(135,927)	(111,320)

Net cash provided by (used in) financing activities	166,841	(101,019)

NET CHANGE IN CASH AND CASH EQUIVALENTS	243,757	(35,671)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,118	36,789

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$244,875	$1,118

-MORE-

Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and minority interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007	2009E Midpoint
Cash flows provided by operating activities	$68,321	$32,688	$261,041	$244,012	$436,700
Non-cash compensation expense	(1,077)	(1,754)	(3,931)	(3,925)	(3,400)
Asset retirement obligations	(696)	(587)	(2,827)	(2,419)	(2,800)
Coal inventory adjustment to market	187	(9)	(452)	(21)	—
Net gain (loss) on sale of property, plant and equipment	138	(425)	911	3,189	—
Gain on sale of coal reserves	—		5,159		—
Gain from insurance recoveries for property damage	—	—	—	2,357	—
Gain from insurance settlement proceeds received in a prior period	—	—	—	5,088	—
Other	(51)	(672)	(366)	(811)	—
Net effect of working capital changes	(10,637)	32,873	(19,661)	7,898	(41,000)
Interest expense, net	6,459	2,631	18,418	9,952	29,500
Income tax expense (benefit)	153	(125)	(480)	1,669	1,000

EBITDA	62,797	64,620	257,812	266,989	420,000
Depreciation, depletion and amortization	(30,981)	(22,288)	(105,278)	(85,310)	(129,000)
Interest expense, net	(6,459)	(2,631)	(18,418)	(9,952)	(29,500)
Income tax (expense) benefit	(153)	125	480	(1,669)	(1,000)
Minority interest (expense)	(24)	102	(420)	332	(500)

Net income	$25,180	$39,928	$134,176	$170,390	$260,000

-MORE-

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers, consequently we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended December 31,
	2008	2007
Operating expense	$218,552	$163,271
Outside coal purchases	9,326	4,359
Other income	(177)	(196)

Segment Adjusted EBITDA Expense	$227,701	$167,434
Divided by tons sold	6,951	6,038

Segment Adjusted EBITDA Expense per ton	$32.76	$27.73

Segment Adjusted EBITDA is defined as income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and minority interest.

	Three Months Ended December 31,
	2008	2007
EBITDA (See reconciliation to GAAP above)	$62,797	$64,620
General and administrative	9,042	11,109

Segment Adjusted EBITDA	$71,839	$75,729

-END-